Exhibit 99.1

FOR RELEASE, Tuesday, June 18, 2024	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2024 SECOND QUARTER RESULTS
Revenues Totaled $1.71 Billion; Diluted Earnings Per Share Increased 11% to $2.15
Net Orders Up 2% to 3,997; Net Order Value Expanded 7% to $2.03 Billion
LOS ANGELES (June 18, 2024) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2024.
“We produced solid results in our 2024 second quarter, with our key metrics above the high end of our guidance ranges,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Buyers remained resilient in their desire for homeownership despite the volatility in mortgage interest rates. Our pace of monthly net orders per community was one of our highest second quarter levels in many years, which we believe reflected the compelling personalized choice that our Built to Order model offers to meet each buyer’s lifestyle and budget.”
“Our business is generating substantial cash flows, and we are continuing our balanced approach in allocating this capital, focused on both expanding our scale and returning cash to our stockholders. In the 2024 second quarter, we significantly increased our investment in land acquisition and development, repurchased additional shares and raised our quarterly dividend. With a healthy expansion in our owned and controlled lot count, as well as our planned community openings, we are confident we are well positioned for future growth,” concluded Mezger.
Three Months Ended May 31, 2024 (comparisons on a year-over-year basis)
•Revenues totaled $1.71 billion, compared to $1.77 billion.
•Homes delivered were 3,523, compared to 3,666.
•Average selling price increased to $483,000, up from $479,500.
•Homebuilding operating income totaled $188.2 million, compared to $202.1 million. The homebuilding operating income margin was 11.1%, compared to 11.5%. Excluding total inventory-related charges of $1.2 million for the current quarter and $4.3 million for the year-earlier quarter, the homebuilding operating income margin was 11.1%, compared to 11.7%.
◦The housing gross profit margin of 21.1% was even with the year-earlier quarter. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 21.2%, compared to 21.4%.
◦Selling, general and administrative expenses as a percentage of housing revenues were 10.1%, compared to 9.6%, mainly reflecting higher costs including marketing and other expenses associated with the Company’s planned increase in its community count during the year to position its operations for growth.
•Financial services pretax income rose 16% to $13.3 million, partly due to increased equity in income of the Company’s mortgage banking joint venture. This was largely driven by a higher volume of both interest rate locks and loan originations, as 86% of the buyers financing their home purchases in the current quarter used the joint venture, up from 80%.

•Total pretax income, which included a $12.5 million gain associated with the sale of a privately held technology company in which the Company held an ownership interest, increased to $221.1 million, compared to $214.9 million.
•Net income rose 2% to $168.4 million. Diluted earnings per share grew 11% to $2.15, reflecting the higher net income and the favorable impact of the Company’s common stock repurchases over the past several quarters.
◦The effective tax rate was 23.8%, compared to 23.5%.
Six Months Ended May 31, 2024 (comparisons on a year-over-year basis)
•Revenues totaled $3.18 billion, compared to $3.15 billion.
•Homes delivered of 6,560 were up 2%.
•Average selling price was $481,700, compared to $486,000.
•Net income increased 6% to $307.1 million.
•Diluted earnings per share were up 16% to $3.91.
Backlog and Net Orders (comparisons on a year-over-year basis, except as noted)
•Net orders for the quarter increased 2% to 3,997. Net order value rose 7% to $2.03 billion, reflecting the growth in net orders and a higher average selling price of those orders.
◦Monthly net orders per community increased to 5.5 from 5.2.
◦The cancellation rate as a percentage of gross orders improved to 13%, compared to 22%.
•The Company’s ending backlog homes of 6,270 and ending backlog value of $3.12 billion were down 14% and 10%, respectively. The year-over-year decreases narrowed for the fourth consecutive quarter.
•The Company’s average community count for the quarter was down 4% to 243, and ending community count was essentially flat at 247. On a sequential basis, the ending community count expanded 4%.
Balance Sheet as of May 31, 2024 (comparisons to November 30, 2023, except as noted)
•The Company had total liquidity of $1.73 billion, including $643.5 million of cash and cash equivalents and $1.08 billion of available capacity under its unsecured revolving credit facility, with no cash borrowings outstanding.
•Inventories totaled $5.34 billion, up 4%.
◦The Company’s investments in land and land development for the six months ended May 31, 2024 increased 64% to $1.26 billion, compared to $763.2 million for the year-earlier period.
◦The Company’s lots owned or under contract grew 17% to 65,533, of which approximately 61% were owned and 39% were under contract. By comparison, approximately 73% of the Company’s total lots were owned and 27% were under contract as of November 30, 2023.
•Notes payable of $1.70 billion were essentially unchanged. The Company’s debt to capital ratio improved 90 basis points to 29.8%, compared to 30.7%.
•Stockholders’ equity increased to $3.99 billion, compared to $3.81 billion, mainly reflecting net income, partly offset by common stock repurchases and cash dividends.

◦In April 2024, the Company’s board of directors approved an increase in the quarterly cash dividend on the Company’s common stock to $.25 per share from $.20 per share, and authorized the repurchase of up to $1.00 billion of the Company’s outstanding common stock, replacing a prior authorization.
◦In the 2024 second quarter, the Company repurchased 764,742 shares of its outstanding common stock at a total cost of $50.0 million, bringing its total repurchases in the 2024 first half to 1,591,405 shares at a total cost of $100.0 million, or $62.84 per share. As of May 31, 2024, the Company had $950.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s 75.2 million outstanding shares as of May 31, 2024, book value per share of $53.08 increased 14% year over year.
Guidance
The Company is providing the following guidance for its 2024 full year:
•Housing revenues in the range of $6.70 billion to $6.90 billion.
•Average selling price in the range of $485,000 to $495,000.
•Homebuilding operating income as a percentage of revenues in the range of 11.0% to 11.4%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 21.1% to 21.5%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues of approximately 10.1%.
•Effective tax rate of approximately 23.0%.
•Ending community count in the range of 250 to 255.
The Company plans to also provide guidance for its 2024 third quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2024 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 47 markets, have built over 680,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials and appliances, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply over the past two years and may further increase to moderate inflation, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the Internal Revenue Service’s recent guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict and other attacks in the Middle East region and military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements, including the costs to implement recent federal and state climate-related disclosure rules, or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2024 and 2023
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2024	2023	2024	2023
Total revenues	$1,709,813	$1,765,316	$3,177,579	$3,149,630
Homebuilding:
Revenues	$1,701,512	$1,757,846	$3,163,210	$3,136,383
Costs and expenses	(1,513,329)	(1,555,744)	(2,817,351)	(2,777,792)
Operating income	188,183	202,102	345,859	358,591
Interest income and other	19,449	1,729	25,306	2,196
Equity in income (loss) of unconsolidated joint ventures	224	(313)	(221)	(1,070)
Homebuilding pretax income	207,856	203,518	370,944	359,717
Financial services:
Revenues	8,301	7,470	14,369	13,247
Expenses	(1,473)	(1,472)	(3,019)	(2,830)
Equity in income of unconsolidated joint venture	6,435	5,426	13,490	7,008
Financial services pretax income	13,263	11,424	24,840	17,425
Total pretax income	221,119	214,942	395,784	377,142
Income tax expense	(52,700)	(50,500)	(88,700)	(87,200)
Net income	$168,419	$164,442	$307,084	$289,942
Earnings per share:
Basic	$2.21	$2.00	$4.02	$3.49
Diluted	$2.15	$1.94	$3.91	$3.38
Weighted average shares outstanding:
Basic	75,653	81,764	75,773	82,607
Diluted	77,806	84,306	78,034	85,141

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	May 31, 2024	November 30, 2023
Assets
Homebuilding:
Cash and cash equivalents	$643,536	$727,076
Receivables	371,674	366,862
Inventories	5,335,185	5,133,646
Investments in unconsolidated joint ventures	64,319	59,128
Property and equipment, net	89,228	88,309
Deferred tax assets, net	114,475	119,475
Other assets	119,453	96,987
	6,737,870	6,591,483
Financial services	67,810	56,879
Total assets	$6,805,680	$6,648,362

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$396,584	$388,452
Accrued expenses and other liabilities	720,622	758,227
Notes payable	1,695,196	1,689,898
	2,812,402	2,836,577
Financial services	1,574	1,645
Stockholders’ equity	3,991,704	3,810,140
Total liabilities and stockholders’ equity	$6,805,680	$6,648,362

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2024 and 2023
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2024	2023	2024	2023
Homebuilding revenues:
Housing	$1,701,512	$1,757,846	$3,159,638	$3,136,383
Land	—	—	3,572	—
Total	$1,701,512	$1,757,846	$3,163,210	$3,136,383

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,342,102	$1,386,558	$2,486,529	$2,469,379
Land	—	—	2,101	—
Subtotal	1,342,102	1,386,558	2,488,630	2,469,379
Selling, general and administrative expenses	171,227	169,186	328,721	308,413
Total	$1,513,329	$1,555,744	$2,817,351	$2,777,792

Interest expense:
Interest incurred	$26,577	$25,995	$53,082	$53,799
Interest capitalized	(26,577)	(25,995)	(53,082)	(53,799)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$29,189	$31,932	$55,692	$58,068
Depreciation and amortization	10,377	9,886	20,572	19,433

Average selling price:
West Coast	$669,600	$703,700	$671,500	$695,400
Southwest	447,600	431,700	449,100	437,900
Central	365,600	418,800	365,200	418,000
Southeast	417,100	398,500	417,300	396,500
Total	$483,000	$479,500	$481,700	$486,000

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2024 and 2023 (Dollars in Thousands – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2024	2023	2024	2023
Homes delivered:
West Coast	1,043	802	1,871	1,588
Southwest	712	778	1,429	1,314
Central	1,028	1,302	1,898	2,237
Southeast	740	784	1,362	1,315
Total	3,523	3,666	6,560	6,454

Net orders:
West Coast	1,226	1,299	2,176	2,156
Southwest	785	789	1,483	1,259
Central	1,300	1,042	2,317	1,453
Southeast	686	806	1,344	1,210
Total	3,997	3,936	7,320	6,078

Net order value:
West Coast	$902,483	$870,149	$1,535,883	$1,405,688
Southwest	362,788	345,340	677,651	522,732
Central	485,824	365,213	849,747	504,681
Southeast	280,808	318,947	550,813	468,416
Total	$2,031,903	$1,899,649	$3,614,094	$2,901,517

	May 31, 2024		May 31, 2023
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,850	$1,304,955	1,855	$1,224,334
Southwest	1,433	652,578	1,637	695,613
Central	1,686	615,228	2,205	889,379
Southeast	1,301	549,374	1,589	647,367
Total	6,270	$3,122,135	7,286	$3,456,693

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2024	2023	2024	2023
Housing revenues	$1,701,512	$1,757,846	$3,159,638	$3,136,383
Housing construction and land costs	(1,342,102)	(1,386,558)	(2,486,529)	(2,469,379)
Housing gross profits	359,410	371,288	673,109	667,004
Add: Inventory-related charges (a)	1,210	4,287	2,508	9,576
Adjusted housing gross profits	$360,620	$375,575	$675,617	$676,580
Housing gross profit margin	21.1%	21.1%	21.3%	21.3%
Adjusted housing gross profit margin	21.2%	21.4%	21.4%	21.6%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.